PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED JANUARY 29, 2010

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☑
Check the appropriate box:  ☐

☑	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Section 240.14a-12

ALLIED CAPITAL CORPORATION
(Name of Registrant as Specified in its Charter)

PROSPECT CAPITAL CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	1.)	Title of each class of securities to which the transaction applies:

	2.)	Aggregate number of securities to which transaction applies:

	3.)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.)	Proposed maximum aggregate value of transaction:

	5.)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2.)	Form, Schedule or Registration Statement No.:

	3.)	Filing Party:

	4.)	Date Filed:

TABLE OF CONTENTS

REASONS TO VOTE "AGAINST" THE PROPOSED ARES CAPITAL MERGER	2
BACKGROUND OF THE SOLICITATION	6
CERTAIN INFORMATION CONCERNING THE PROPOSED ARES CAPITAL MERGER	11
CERTAIN INFORMATION CONCERNING PROSPECT CAPITAL	14
OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING	15
VOTING PROCEDURES	15
DISSENTERS' RIGHTS	17
SOLICITATION OF PROXIES	17
STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2010 ANNUAL MEETING	18
FORWARD-LOOKING STATEMENTS	18
OTHER INFORMATION	19
IMPORTANT VOTING INFORMATION	21
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PROSPECT CAPITAL WHO ARE PARTICIPANTS	I-1
PARTICIPANT EXECUTIVE OFFICERS	I-3
SCHEDULE II CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF ALLIED CAPITAL	II-1

- ii -

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED JANUARY 29, 2010

SPECIAL MEETING OF THE STOCKHOLDERS
OF
ALLIED CAPITAL CORPORATION
TO BE HELD ON MARCH 26, 2010

PROXY STATEMENT
OF
PROSPECT CAPITAL CORPORATION

SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED MERGER OF ALLIED CAPITAL CORPORATION AND ARES CAPITAL CORPORATION

This Proxy Statement (the "Proxy Statement") and the enclosed [COLOR] proxy card are furnished by Prospect Capital Corporation, a Maryland corporation ("Prospect Capital"), in connection with Prospect Capital's solicitation of proxies to be used at the special meeting (the "Special Meeting") of stockholders of Allied Capital Corporation, a Maryland corporation ("Allied Capital"), to be held on March 26, 2010, at [ • ], Washington, District of Columbia, at 10:00 a.m., Eastern Time, and at any adjournments, postponements or reschedulings thereof. Pursuant to this Proxy Statement, Prospect Capital is soliciting proxies from holders of common stock, par value $0.0001 per share (the "Allied Capital Shares"), of Allied Capital, to vote "AGAINST" the proposal (1) to approve the Agreement and Plan of Merger, dated as of October 26, 2009, among Ares Capital Corporation ("Ares Capital"), Allied Capital and ARCC Odyssey Corp. (as the same may be amended, the "Ares Capital Merger Agreement") and to approve the merger of ARCC Odyssey Corp., a wholly owned subsidiary of Ares Capital that was formed for the purpose of the merger, with and into Allied Capital which, immediately thereafter, would merge with and into Ares Capital (the "Proposed Ares Capital Merger") and (2) to approve the adjournment of the Special Meeting. The specific proposals we are soliciting proxies to vote "AGAINST" are the proposals in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form N-14 filed by Ares Capital with the Securities and Exchange Commission ("SEC") on December 16, 2009, as amended by Amendment No. 1 to the Registration Statement on Form N-14 filed on January 26, 2010 (the "Allied Capital/Ares Capital N-14"). Allied Capital has set February 2, 2010 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting (the "Record Date"). The principal executive offices of Allied Capital are located at 1919 Pennsylvania Avenue, N.W., Washington, District of Columbia 20006.

This Proxy Statement and the enclosed [COLOR] proxy card are first being mailed to Allied Capital's stockholders on or about [ • ], 2010.

WE ARE SOLICITING PROXIES FROM ALLIED CAPITAL STOCKHOLDERS TO VOTE "AGAINST" THE ARES CAPITAL MERGER AGREEMENT AND THE PROPOSED ARES CAPITAL MERGER AND "AGAINST" THE ADJOURNMENT OF THE SPECIAL MEETING. WE BELIEVE THE PROPOSED ARES CAPITAL MERGER IS AN UNATTRACTIVE AND INFERIOR DEAL FOR HOLDERS OF ALLIED CAPITAL SHARES AND DOES NOT REPRESENT THE BEST ALTERNATIVE FOR ALLIED CAPITAL. WE BELIEVE OUR OFFER IS AN ATTRACTIVE AND SUPERIOR ALTERNATIVE FOR ALLIED CAPITAL STOCKHOLDERS.

On January 26, 2010, Prospect Capital publicly announced that it had delivered a letter to the board of directors of Allied Capital (the "Allied Capital Board") raising its previous offer of January 14, 2010 to Allied Capital and proposing an offer (the "Prospect Capital Merger Offer") to acquire each outstanding Allied Capital Share in exchange for 0.40 of a share of Prospect Capital common stock, par value $0.001 per share (the "Prospect Capital Shares"). Ares Capital, by comparison, is proposing to exchange only 0.325 of a share of Ares Capital common stock, par value $0.001 per share (the "Ares Capital Shares") for each outstanding Allied Capital Share.  Based on closing share prices of Prospect Capital Shares and Ares Capital Shares, as of January 28, 2010, the value of the Prospect Capital Merger Offer is 16% greater than the Proposed Ares Capital Merger.

Prospect Capital believes that the Prospect Capital Merger Offer represents a compelling strategic combination that will generate superior value for Allied Capital's stockholders in comparison to the Proposed Ares Capital Merger.

A vote "AGAINST" the Proposed Ares Capital Merger will send a clear message to the Allied Capital Board that Allied Capital stockholders reject the Proposed Ares Capital Merger and that the Allied Capital Board should accept the Prospect Capital Merger Offer.

Even if you have already sent a proxy card to Allied Capital, you have every right to change your vote. Only your latest-dated proxy counts. Vote "AGAINST" the Proposed Ares Capital Merger by voting "AGAINST" each proposal to be considered at the Special Meeting and signing, dating and returning the enclosed [COLOR] proxy card in the postage-paid envelope provided by us. No postage is necessary if your proxy card is mailed in the United States. We urge you to promptly sign, date and return the enclosed [COLOR] proxy card to us.

We are not asking you to vote on or approve the Prospect Capital Merger Offer at this time.

REASONS TO VOTE "AGAINST" THE PROPOSED ARES CAPITAL MERGER

Prospect Capital urges all of Allied Capital's stockholders to vote "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger for the following reasons:

•
A vote "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger preserves your opportunity to receive the premium for your Allied Capital Shares contemplated by the Prospect Capital Merger Offer, which, if consummated, should provide significantly greater financial value to you than the Proposed Ares Capital Merger.

The Prospect Capital Merger Offer, if consummated, should provide the Allied Capital stockholders with an opportunity to realize a significant premium for their shares upon consummation of the transaction contemplated by the Prospect Capital Merger Offer. Based on closing share prices of Prospect Capital Shares and Ares Capital Shares, as of January 28, 2010, the value of the Prospect Capital Merger Offer is 16% greater than the Proposed Ares Capital Merger.  Based upon the closing prices on [ • ], 2010, the last practicable date prior to the mailing of this Proxy Statement, the Prospect Capital Merger Offer had a value of $[ • ] per Allied Capital Share, which represented a [ • ]% premium to the closing price of the Allied Capital Shares as of such date, a premium of [ • ]% over the October 23, 2009 closing price of the Allied Capital Shares and a premium of [ • ]% over the $[ • ] per Allied Capital Share implied by the Proposed Ares Capital Merger.

The premium represented by the Prospect Capital Merger Offer may be larger or smaller at the effective time of the merger contemplated by the Prospect Capital Merger Offer depending on the market prices of each of the Allied Capital Shares and the Prospect Capital Shares and will fluctuate between now and then depending on such market prices.

Information with respect to the range of closing prices for the Allied Capital Shares for certain dates and periods is set forth in the Allied Capital/Ares Capital N-14. Prospect Capital urges stockholders to obtain a current market quotation for the Allied Capital Shares, Prospect Capital Shares and Ares Capital Shares.

•
A vote "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger paves the way for Allied Capital stockholders to receive through the Prospect Capital Merger Offer what we believe is a more attractive investment in Prospect Capital Shares than the Ares Capital Shares, with superior upside potential and less risk than the

Ares Capital Shares.  Specifically, we believe the Prospect Capital Merger Offer has the potential for higher dividends, higher total returns, greater combined ownership, and lower combined indebtedness for the Allied Capital stockholders in comparison with the Proposed Ares Capital Merger.

We believe that the Prospect Capital Merger Offer, if consummated, could provide superior dividend payments to Allied Capital stockholders compared to the Proposed Ares Capital Merger. Based on our proposed exchange ratio and our most recent quarterly dividend, our offer would provide Allied Capital stockholders with a pro forma quarterly dividend of $0.164 per share of Allied Capital common stock, which is more than 40% higher than the pro forma quarterly dividend of $0.114 per share of Allied Capital common stock under the Proposed Ares Capital Merger. In addition, Ares Capital cut its dividend in 2009 by 17% while Prospect Capital has increased its dividend in each of the 21 quarters since its 2004 initial public offering.

We also believe that the Prospect Capital Merger Offer provides a superior upside potential to Allied Capital stockholders compared to the Proposed Ares Capital Merger. Based on our proposed exchange ratio of 0.40 of a Prospect Capital Share for each outstanding Allied Capital Share, Allied Capital stockholders would receive 71.7 million shares of Prospect Capital common stock, representing 53% of the ownership of the combined Prospect Capital/Allied Capital entity. However, under the terms of the Proposed Ares Capital Merger, Allied Capital stockholders would expect to own only 30% of the combined Ares Capital/Allied Capital entity, after giving effect to the equity offering Ares Capital announced on January 25, 2010. A Prospect Capital/Allied Capital combination therefore would preserve for existing stockholders of Allied Capital a significantly higher level of participation in any further improvements in the value of Allied Capital's portfolio as the economy and markets improve than would a combination with Ares Capital.

We also believe the Prospect Capital Merger Offer would provide Allied Capital with a lower leverage profile. Prospect Capital currently has a debt/equity ratio of less than 0.1x, which, pro forma for the proposed Prospect Capital/Allied Capital combination, would provide significant de-leveraging for Allied Capital stockholders. Ares Capital, by comparison, has a debt/equity ratio of approximately 0.7x as of its most recent quarterly financial statements, which we believe makes an Ares Capital/Allied Capital combination riskier for Allied Capital stockholders. Further, Prospect Capital currently maintains investment grade ratings with Standard and Poor's and Moody's for Prospect Capital's corporate rating and credit facility rating, respectively, which we believe Allied Capital's lenders and stockholders would view positively.

•
A vote "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger recognizes that Allied Capital has repaid a substantial amount of its debt in recent months, has little debt due in 2010 and, therefore, does not need to rush to close a merger with Ares Capital.

Allied Capital, we believe based on its public filings, is not in default with its lenders and does not face a liquidity crisis. As a result, we believe there is no compelling reason for Allied Capital to rush to close a merger with Ares Capital.  The Allied Capital/Ares Capital N-14 states under "Recent Developments" that "Allied Capital has also paid down approximately $389 million of private debt since September 30, 2009 and has cash and money market and other securities of approximately $185 million as of January 15, 2010." Assuming that the private debt tranches are paid in succeeding order of maturities, based on publicly available information, we believe there is no longer any private debt maturing in 2010, a substantial amount has been repaid for the 2011 maturity, and Allied Capital has substantial cash on hand for further debt reduction. In addition, the Allied Capital/Ares Capital N-14 indicates that Allied Capital continues to produce significant cash flows through investment income and proceeds from asset sales and repayments, thereby providing visibility for further cash generation for debt reduction in the coming months.

•
A vote "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger encourages the Allied Capital Board to terminate the Ares Capital Merger Agreement and accept the Prospect Capital Merger Offer.  We believe Allied Capital decided to merge with Ares Capital with little to no serious marketing to other potential bidders, thereby leaving value on the table and not serving the best interests of the Allied Capital stockholders.

Allied Capital is prohibited from engaging in negotiations or discussions with us or any other potential bidder under the terms of the Ares Capital Merger Agreement unless the Allied Capital Board recognizes the Prospect Capital Merger Offer as a Superior Proposal (as defined in the Ares Capital Merger Agreement), which it has been unwilling to do. If the Proposed Ares Capital Merger is rejected by Allied Capital stockholders, the Allied Capital Board will be able to terminate the Ares Capital Merger Agreement and will be able to reconsider the Prospect Capital Merger Offer, which we hope the Allied Capital Board would accept.  In light of the fact that the Ares Capital Merger Agreement must be approved by the affirmative vote of the holders of two-thirds of Allied Capital's outstanding shares entitled to vote on the matter, the sooner you vote "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger, the sooner the Allied Capital Board may decide to enter into discussions with Prospect Capital.

Unfortunately, the actions of the Allied Capital Board to date have been consistent with its past refusal to engage with Prospect Capital, despite Prospect Capital's expressions of interest in pursuing a transaction with Allied Capital.  The section entitled "The Merger — Background of the Merger" in the Allied Capital/Ares Capital N-14 discloses that Allied Capital had "explore[d] strategic alternatives, including continuing its existing business on a stand-alone basis with its existing structure, converting to an operating company, agreeing to a large investment by a strategic investor or entering into a business combination with a financial services firm" prior to entering into the Ares Capital Merger Agreement. However, in our view, the Allied Capital Board decided to put Allied Capital up for sale without sufficiently considering alternative indications of interest to the detriment of Allied Capital stockholders. In fact, we believe that Allied Capital and its advisors specifically excluded Prospect Capital from its sale process even though Prospect Capital had already expressed great interest to Allied Capital in pursuing a business combination that delivers a premium to Allied Capital stockholders. The Prospect Capital Merger Offer demonstrates that a significant premium, superior to that in the Proposed Ares Capital Merger, would have been, and is, available to Allied Capital's stockholders. The Allied Capital Board announced on January 19, 2010 that it had concluded that the First Prospect Capital Merger Offer (as defined below) did not constitute a superior proposal under the terms of the Ares Capital Merger Agreement even though the First Prospect Capital Merger Offer provided a 10% premium over the Proposed Ares Capital Merger, based upon closing market prices for Prospect Capital Shares and Ares Capital Shares as of January 12, 2010. On January 26, 2010, Prospect Capital raised its offer to acquire Allied Capital, making the implied value of Prospect Capital's offer more than 20% greater than the implied value of the Proposed Ares Capital Merger offer to Allied Capital's stockholders, based on the prior day's after-market trading prices of Ares Capital Shares and Prospect Capital Shares.

•	A vote "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger clears the way for prompt completion of the Prospect Capital Merger Offer.

If the Proposed Ares Capital Merger is voted down by the Allied Capital stockholders, Allied Capital will be able to terminate the Ares Capital Merger Agreement and accept the Prospect Capital Merger Offer, which Prospect Capital believes that it can promptly consummate. Prospect Capital has reviewed the Ares Capital Merger Agreement and is prepared, subject to due diligence, to execute an agreement with Allied Capital substantially similar to the Ares Capital Merger Agreement. Prospect Capital believes it can complete its due diligence within 15 business days once full access to due diligence materials has been granted. Unlike Ares Capital, Prospect Capital has successfully merged with another publicly traded business development company, Patriot Capital Funding, Inc., following an auction, which should dispel any doubt as to Prospect Capital's ability and resolve to complete the proposed Prospect Capital/Allied Capital merger.

In addition, while Ares Capital has not made any public announcement about the fate of Allied Capital's professional staff in Washington, District of Columbia or New York, New York, Prospect Capital is interested in retaining a significant portion of the Allied Capital team, in order to maximize continuity of asset management and monetization of the portfolio and to reduce integration risk. By leveraging the Allied Capital team's existing relationships as well as Prospect Capital's access to debt and equity capital markets and its lower existing and pro forma leverage profile in comparison to Ares Capital, Prospect Capital is confident that it will be able to maintain or refinance Allied Capital's existing institutional debt.

Return your [COLOR] proxy card and vote "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger today.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM ALLIED CAPITAL. Even if you have previously submitted a proxy card furnished by Allied Capital, it is not too late to change your vote by simply signing, dating and returning the enclosed [COLOR] proxy card today.

We urge you to send the Allied Capital Board a clear message that Allied Capital stockholders reject the Ares Capital Merger Agreement and the Proposed Ares Capital Merger and that the Allied Capital Board should accept the Prospect Capital Merger Offer. VOTE "AGAINST" THE ARES CAPITAL MERGER AGREEMENT AND THE PROPOSED ARES CAPITAL MERGER.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on March 26, 2010:

The Proxy Statement and our proxy materials are available free of charge on Prospect Capital's website at www.prospectstreet.com.

BACKGROUND OF THE SOLICITATION

Throughout 2009, Prospect Capital expressed an interest in pursuing a merger transaction between Prospect Capital and Allied Capital and attempted on several occasions to engage in merger discussions with Allied Capital.

In April 2009, Graham D.S. Anderson, a member of the board of directors of Prospect Capital, met with William L. Walton, Chairman of the Allied Capital Board, to discuss a potential transaction.

Later that month, Mr. Anderson and John Francis Barry III, Chairman and Chief Executive Officer of Prospect Capital, continued such discussion with Mr. Walton. Mr. Walton then suggested that Prospect Capital enter into a confidentiality agreement with Allied Capital so that Prospect Capital could commence its due diligence review of Allied Capital, with a view toward submitting a proposal to acquire Allied Capital. Although Prospect Capital was prepared at that time to commence such due diligence review, Allied Capital broke off discussions with Prospect Capital. Allied Capital informed Prospect Capital that Allied Capital wished to restructure its debt prior to continuing discussions of a transaction with Prospect Capital.

Once Allied Capital had restructured its debt in September 2009, Prospect Capital contacted Joseph Taylor, the Managing Director at Allied Capital responsible for capital markets, including asset dispositions, again expressing interest in a potential transaction. Mr. Taylor subsequently informed Prospect Capital that he had spoken with John Scheurer, Chief Executive Officer and President of Allied Capital, that Mr. Scheurer had no interest in engaging in any discussions regarding a potential transaction, and that Allied Capital would continue as a standalone company without any interest in strategic combinations with Prospect Capital.

On October 26, 2009, Allied Capital and Ares Capital announced that they had entered into the Ares Capital Merger Agreement. The Allied Capital/Ares Capital N-14 provides a summary of certain events leading to Ares Capital and Allied Capital entering into the Ares Capital Merger Agreement.

On January 14, 2010, Prospect Capital delivered a proposal letter to the Allied Capital Board in care of Mr. Scheurer (the "First Prospect Capital Merger Offer Letter") containing an offer to acquire each outstanding Allied Capital Share in exchange for 0.385 of a share of Prospect Capital Common Stock (the "First Prospect Capital Merger Offer"). As of January 14, 2010 (based upon closing market prices as of January 12, 2010), the First Prospect Capital Merger Offer represented a value of $4.88 per Allied Capital Share, which was a 10% premium to the $4.42 per Allied Capital Share value implied by an exchange ratio of 0.325 of Ares Capital, an 18% premium to the closing price of $4.13 of each Allied Capital Share on January 12, 2010 and a 79% premium to the closing price of $2.73 of each Allied Capital Share on October 23, 2009, the last trading day prior to the public announcement of the Ares Capital Merger Agreement.

On January 19, 2010, Allied Capital filed a Form 8-K stating that the Allied Capital Board unanimously rejected the First Prospect Capital Merger Offer and that the Allied Capital Board determined that the First Prospect Capital Merger Offer did not constitute a "Superior Proposal" as such term is defined in the Ares Capital Merger Agreement. The Allied Capital Board also reaffirmed its recommendation that Allied Capital's stockholders vote in favor of the approval of the Proposed Ares Capital Merger and the Ares Capital Merger Agreement for the reasons it initially approved the merger with Ares Capital.

On January 20, 2010, Prospect Capital issued a press release containing a copy of a letter it subsequently sent to the Allied Capital Board in connection with the First Prospect Capital Merger Offer. The letter reads as follows:

January 20, 2010

Board of Directors
c/o John M. Scheurer
Chief Executive Officer and President
Allied Capital Corporation
1919 Pennsylvania Avenue N.W.
Washington, DC 20006

Ladies and Gentlemen:

We were disappointed by your summary rejection of our offer to acquire Allied at a significant premium to the implied value offered to Allied's shareholders by Ares Corporation. The cavalier manner in which you have dealt with our bona fide offer is a continuation of your stonewalling over the last nine months in the face of our numerous expressions of serious interest in acquiring Allied.

We do not think it would be productive at this time to respond to each and every point made in the Form 8-K filed by Allied yesterday. However, the Form 8-K misleadingly fails to disclose several material facts -- made clear in our offer -- that directly refute your stated reasons for rejecting our offer out of hand.

◦  Superior Current Value. Contrary to your assertion that we are offering only a "small premium" to the Ares merger, our offer provides significantly superior current value for Allied shareholders. More specifically, based on an after-market trading price of $12.93 per share of Prospect common stock on January 19, 2010, Prospect's offer represents a value of $4.98 per share of Allied common stock, which is an approximately 10% premium to the $4.53 value per Allied share implied by an exchange ratio of 0.325 of a share of Ares common stock in the Ares merger (based on a $13.94 after-market trading price of Ares common stock price on January 19, 2010).

◦  Superior Dividend Payments. You have asserted without any support that Prospect's offer presents "significant risks" relating to the combined company's ability to maintain dividend payments. In fact, Ares cut its dividend in 2009 by 17% while Prospect has increased its dividend in each of the 21 quarters since its 2004 initial public offering. Prospect pays a $0.40875 per share dividend, compared to $0.35 per share for Ares. Based on our proposed exchange ratio of 0.385 of a share of Prospect common stock for each share of Allied common stock, our offer would provide Allied shareholders with a dividend of $0.157 per share of Allied common stock as compared with a dividend of $0.114 per share of Allied common stock under the Ares merger.

◦  Superior Access to Additional Debt and Equity Capital. Contrary to your professed concern that Prospect's offer poses "significant risks" concerning future access to the capital markets, we believe that based on Prospect's track record, a Prospect/Allied combination would provide Allied shareholders with superior access to debt and equity capital markets. Prospect has successfully completed 13 equity offerings since 2004, including ten offerings aggregating more than $350 million since the inception of the credit dislocation in mid-2007 and six equity offerings aggregating more than $200 million during 2009. Unlike Ares, Prospect increased both its credit facility size and its number of lenders over the last year.

◦  Superior Leverage Profile. In addition, your Form 8-K fails to acknowledge the point made in our offer that Prospect currently has a debt/equity ratio of less than 0.1x, which, pro forma for the proposed Prospect/Allied combination, would provide significant de-leveraging for Allied shareholders. Ares, by comparison, has a debt/equity ratio of approximately 0.7x, which Prospect believes makes an Ares/Allied combination riskier for Allied's shareholders. Further, Prospect enjoys investment grade ratings with Standard and Poor's and Moody's for Prospect's corporate rating and credit facility rating, respectively, which we believe Allied's lenders and shareholders would view positively.

As you know, we have relied solely on Allied's public documents in making the offer, which is conditioned on access to due diligence information. To the extent that you can provide us, which your agreement with Ares allows you to do, with information that demonstrates that a higher valuation of Allied is justified, we would be prepared to discuss an increase in the consideration to be paid in our offer.

In this context, your criticism of our offer based on our need to conduct customary due diligence is at best disingenuous. After all, it is within your own control to provide us access to the information you have already provided to Ares. We are confident that we could complete our due diligence review expeditiously.

In light of all of the foregoing, we believe your contention that our offer does not constitute a "Superior Proposal" under the Ares merger is both unfounded and contrary to the interests of Allied's shareholders.

We remain convinced that our offer represents a compelling strategic combination that we believe would generate superior value for Allied shareholders in comparison to the Ares merger. We remain hopeful that Allied's Board of Directors will see the value of our offer and act in the best interests of Allied's shareholders. We urge you to immediately discharge your fiduciary duties and to reconsider your refusal to provide Prospect with access to due diligence that could result in even higher value to Allied's shareholders.

We look forward to hearing from you.

Very truly yours,

Prospect Capital Corporation

By:	/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: President and COO

cc:	Gary Swidler, BofA Merrill Lynch
Ian Simmonds, BofA Merrill Lynch

On January 26, 2010, Ares Capital filed Amendment No. 1 to the Allied Capital/Ares Capital N-14, which, among other things, disclosed the First Prospect Capital Merger Offer described above.

On January 26, 2010, Prospect Capital announced that it delivered another letter to the Allied Capital Board, raising its offer to acquire Allied Capital (the "Second Prospect Capital Merger Offer Letter").  The Second Prospect Capital Merger Offer Letter reads as follows:

January 26, 2010

Board of Directors

c/o John M. Scheurer
Chief Executive Officer and President
Allied Capital Corporation
1919 Pennsylvania Avenue N.W.
Washington, D.C. 20006

Ladies and Gentlemen:

We hereby increase our offer to acquire Allied Capital Corporation to 0.40 of a share of Prospect common stock for each share of Allied common stock. As discussed below, the implied value of our offer is now more than 20% greater than the implied value of Ares' offer to Allied shareholders.

Revised Superior Value: Based on an after-market trading price of $12.56 per share of Prospect common stock on January 25, 2010, Prospect's offer represents a value of $5.02 per share of Allied common stock, which is an over 20% premium to the $4.17 value per Allied share implied by an exchange ratio of 0.325 of a share of Ares common stock in the Ares merger (based on a $12.84 after-market trading price of Ares common stock price on January 25, 2010).

Revised Superior Dividends: Based on our proposed exchange ratio and Ares' and our most recent quarterly dividend, our offer would provide Allied shareholders with a pro forma quarterly dividend of $0.164 per share of Allied common stock, which is more than 40% higher than the pro forma quarterly dividend of $0.114 per share of Allied common stock under the Ares merger.

Superior Upside Potential: Based on our proposed exchange ratio, Allied shareholders would receive 71.7 million shares of Prospect common stock, representing 53% of the ownership of the combined entity. A Prospect-Allied combination would preserve greater upside for existing shareholders of Allied than would a combination with Ares, where Allied shareholders would expect to own only 31% of the combined entity, after giving effect to the proposed equity offering Ares announced yesterday.

Transaction Certainty: We are confident that we can promptly consummate the proposed transaction. We have reviewed the merger agreement signed between Allied and Ares and are comfortable, subject to due diligence, executing an agreement with Allied substantially similar to Allied's agreement with Ares. We believe we can complete our due diligence within 15 business days once full access to due diligence materials has been granted. Given our access to debt and equity capital markets and our lower existing and pro forma leverage profile in comparison to Ares, we are confident we will be able to maintain or refinance Allied's existing institutional debt. Unlike Ares, we have successfully merged with another publicly traded business development company, Patriot Capital, following an auction, which should dispel any doubt as to our ability and resolve to complete this merger.

Streamlined Integration: While Ares has not made any public announcement about the fate of Allied's professional staff in Washington, D.C. or New York, we are interested in retaining a significant portion of the Allied team, in order to maximize continuity of asset management and monetization of the portfolio and to reduce integration risk.

We believe our offer represents a compelling strategic combination that will generate superior value for Allied shareholders in comparison to the Ares proposal. Allied has successfully restructured its institutional debt, does not face a liquidity crisis and has benefited from the improvement in the debt markets. Accordingly, we do not understand why the Allied board insists on barreling ahead with an inferior transaction with Ares without talking to us or engaging with us in any way. We do not see how completely ignoring a superior offer serves Allied shareholders.

Should the Allied board continue to "stiff arm" us, we are prepared to pursue all available options, including bringing the matter directly to Allied shareholders.

We look forward to your favorable response by 5 P.M., Eastern Standard Time on Thursday, January 28, 2010.

Very truly yours,

Prospect Capital Corporation

By:	/s/ M. Grier Eliasek
Name: M. Grier Eliasek
Title: President and COO

cc:	Gary Swidler, BofA Merrill Lynch
Ian Simmonds, BofA Merrill Lynch

On January 28, 2010, Mr. Scheurer informed M. Grier Eliasek, President and Chief Operating Officer of Prospect Capital, that Allied Capital would not be responding to the Second Prospect Capital Merger Offer Letter by the requested 5 P.M., Eastern Standard Time deadline and provided no indication of when Prospect Capital should expect to hear a response.

CERTAIN INFORMATION CONCERNING THE PROPOSED ARES CAPITAL MERGER

At the Special Meeting, Allied Capital's stockholders of record at the close of business on the Record Date will vote on whether to approve the Ares Capital Merger Agreement and the Proposed Ares Capital Merger. According to the Allied Capital/Ares Capital N-14, under the terms of the Ares Capital Merger Agreement, each outstanding Allied Capital Share will be converted into the right to receive 0.325 of a share of Ares Capital common stock, par value $0.001 per share, subject to the payment of cash in lieu of fractional shares of Ares Capital common stock. Subject to the terms and conditions of the Ares Capital Merger Agreement, the transactions contemplated thereby will be accomplished in two steps. In the first step, ARCC Odyssey Corp., a wholly owned subsidiary of Ares Capital ("Merger Sub"), will merge with and into Allied Capital and the separate corporate existence of Merger Sub will cease. Immediately thereafter, in the subsequent combination, Allied Capital will merge with and into Ares Capital and the separate corporate existence of Allied Capital will cease. Ares Capital will be the surviving entity of the subsequent combination and Ares Capital will succeed to and assume all the rights and obligations of Allied Capital and will continue its existence as a corporation under Maryland state law. As a result of the Proposed Ares Capital Merger, Allied Capital's stockholders would own approximately 30% of the combined company's outstanding common stock after giving effect to the equity offering Ares Capital announced on January 25, 2010.

We encourage you to read the full text of the Ares Capital Merger Agreement, since such agreement, and not this summary, governs the Proposed Ares Capital Merger.  The Ares Capital Merger Agreement is filed as Exhibit 2.1 to the Ares Capital Form 8-K filed with the SEC on October 30, 2009 and can be found at the SEC's website (www.sec.gov).

The conditions to the consummation of the Proposed Ares Capital Merger include the following: (1) approval of the Ares Capital Merger Agreement and approval of the Proposed Ares Capital Merger by Allied Capital's stockholders, (2) approval by Ares Capital's stockholders of the issuance of the shares of Ares Capital common stock to be issued pursuant to the Ares Capital Merger Agreement, (3) authorization of the listing of such Ares Capital shares on NASDAQ, (4) effectiveness of the registration statement registering Ares Capital shares to be issued in the Proposed Ares Capital Merger, no issuance by the SEC of a stop order and no initiation of a proceeding by the SEC to suspend the registration statement's effectiveness, (5) absence of any order or law preventing or making illegal the consummation of the Proposed Ares Capital Merger or any other transactions contemplated thereby, (6) receipt of all regulatory approvals required to consummate the Proposed Ares Capital Merger and any other transactions contemplated thereby and the expiration of all statutory waiting periods required by applicable law, (7) the truth and correctness of the representations and warranties of Allied Capital set forth in the Ares Capital Merger Agreement as of the date of the Ares Capital Merger Agreement and the closing date, without regard to any "material adverse effect" or other "materiality" qualifications (subject to certain exceptions), (8) the truth and correctness of the representations and warranties of Ares Capital and Merger Sub set forth in the Ares Capital Merger Agreement as of the date of the Ares Capital Merger Agreement and the closing date, without regard to any "material adverse effect" or other "materiality" qualifications (subject to certain exceptions), (9) performance in all material respects by Allied Capital, Ares Capital and Merger Sub of their respective obligations under the Ares Capital Merger Agreement, (10) receipt by Ares Capital of a certificate signed on behalf of Allied Capital by its Chief Executive Officer or Chief Financial Officer that Allied Capital has satisfied certain conditions, (11) receipt by Allied Capital of a certificate signed on behalf of Ares Capital and Merger Sub by Ares Capital's Chief Executive Officer or Chief Financial Officer that Allied Capital has satisfied certain conditions, (12) absence of the occurrence of any condition, change, or event that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect in respect of Allied Capital or Ares Capital, other than certain previously disclosed matters, (13) receipt by Allied Capital and Ares Capital of opinions of their respective legal counsel, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the closing date, the merger and subsequent combination will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, (14) delivery of a certificate by Allied Capital to Ares Capital stating that it is not and has not been within the preceding five years a "United States real property holding corporation" for U.S. federal income tax purposes, (15) receipt and continued full force and effect of rating agency confirmations and consents in respect of certain outstanding debt of Allied Capital and Ares Capital, and (16) the absence of certain bankruptcy and insolvency related events with respect to Allied Capital and its consolidated subsidiaries (other than Ciena Capital LLC ("Ciena")) and Ares Capital and its consolidated subsidiaries.

The Ares Capital Merger Agreement provides that it may be terminated at any time prior to the effective time (whether before or after the approvals of the Ares Capital and Allied Capital stockholders sought by the Allied Capital/Ares Capital N-14) as follows:

●	by mutual consent of Ares Capital and Allied Capital as authorized by their respective boards of directors; or

●	by either Ares Capital or Allied Capital if:

(1)
any governmental entity that must grant regulatory approval of the Proposed Ares Capital Merger has denied such approval and such denial has become final and non-appealable or a governmental entity of competent jurisdiction issues a final and nonappealable order or promulgates any law permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Ares Capital Merger Agreement;

(2) the Proposed Ares Capital Merger is not completed by June 30, 2010;

(3)
the stockholders of Allied Capital have failed to approve any of the matters for which their approval is being sought at a duly held meeting or at any adjournment or postponement thereof at which such matters have been voted upon;

(4)
the stockholders of Ares Capital have failed to approve any of the matters for which their approval is being sought at a duly held meeting or at any adjournment or postponement thereof at which such matters have been voted upon; or

(5)
upon receiving new and material information relating to certain claims and proceedings concerning Ciena, Ares Capital's board of directors determines in its reasonable and good faith judgment that there is a reasonable likelihood that the liabilities for any monetary net losses related to Ciena exceed 66 2/3% of the fair value of Ciena as of September 30, 2009 as such fair value is determined by the Allied Capital Board and Ares Capital promptly notifies Allied Capital in writing of such determination within 15 business days of receiving such new and material information related to Ciena. During a period of five business days following the delivery of this notice to Allied Capital, either party may terminate by providing written notice to the other party without incurring a termination fee.

The Ares Capital Merger Agreement also provides that if the Ares Capital Merger Agreement:

●	is terminated by Ares Capital or Allied Capital pursuant to paragraph (3) above, then Allied Capital will be required to pay to Ares Capital a $15 million termination fee;

●	is terminated by Ares Capital or Allied Capital pursuant to paragraph (4) above, then Ares Capital will be required to pay to Allied Capital a $30 million reverse termination fee; or

●	is terminated by Ares Capital pursuant to paragraph (2) above (as a result of the failure of the financing consents condition to be satisfied) or by Ares Capital or Allied Capital pursuant to paragraph (2) above (if each of the conditions to closing other than the financing consents condition have been satisfied or waived as of such date), then Ares Capital will be required to pay to Allied Capital a $30 million reverse termination fee.

The Ares Capital Merger Agreement also provides that neither Allied Capital nor Ares Capital has the right to terminate the Ares Capital Merger Agreement if it has breached in any material respect its obligations in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Proposed Ares Capital Merger.

In addition, the Ares Capital Merger Agreement provides that Allied Capital may terminate the Ares Capital Merger Agreement at any time prior to the effective time, if:

(1)
Ares Capital or Merger Sub have breached any of their covenants or representations or warranties and such breach, either individually or in the aggregate, would result in the failure of Allied Capital's conditions to consummate the merger to be satisfied and is not cured within 15 business days following written notice to Ares Capital or cannot be cured within such time period (provided that Allied Capital is not then in material breach of the merger agreement so as to cause any of Ares Capital's conditions not to be satisfied);

(2)
prior to obtaining approval of Ares Capital stockholders at the Ares Capital special meeting, (a) the board of directors of Ares Capital withdraws, modifies, qualifies or takes any other action inconsistent with its recommendation, (b) Ares Capital fails to include in the registration statement the recommendation of its board of directors or (c) Ares Capital fails to take a vote of its stockholders prior to June 30, 2010;

(3)
prior to obtaining approval of Allied Capital stockholders at the Allied Capital special meeting, (a) Allied Capital is not in material breach of any of the terms of the Ares Capital Merger Agreement, (b) in accordance with the procedures described in the Ares Capital Merger Agreement, the Allied Capital Board authorizes Allied Capital to enter into, or Allied Capital enters into, any agreement or contract with respect to a Superior Proposal and (c) prior to such termination Allied Capital pays to Ares Capital in immediately available funds a $30 million termination fee; or

(4)
Ares Capital breaches, in any material respect, any of its obligations relating to holding the Ares Capital special meeting and obtaining the approval of its stockholders with respect to the matters to be voted on at such meeting.

The Ares Capital Merger Agreement also provides that Ares Capital will be required to pay Allied Capital a $30 million reverse termination fee if Allied Capital terminates the Ares Capital Merger Agreement pursuant to paragraphs (1) (solely to the extent that Ares Capital has committed a willful breach), (2) or (4) above.

The Ares Capital Merger Agreement also provides that Ares Capital may terminate the Ares Capital Merger Agreement at any time prior to the effective time, if:

(1)
Allied Capital has breached any of its covenants or representations or warranties and such breach, either individually or in the aggregate, would result in the failure of Ares Capital's conditions to consummate the merger to be satisfied and is not cured within 15 business days following written notice to Allied Capital or cannot be cured within such time period (provided that Ares Capital is not then in material breach of the merger agreement so as to cause any of Allied Capital's conditions not to be satisfied);

(2)	prior to obtaining approval of Allied Capital stockholders at the Allied Capital special meeting, (a) the Allied Capital Board withdraws, modifies, qualifies or takes any other action inconsistent with its recommendation or Allied Capital adopts, approves or recommends a Takeover Proposal (as defined in the Ares Capital Merger Agreement), (b) Allied Capital fails to include in the registration statement the recommendation of its board of directors, (c) a tender or exchange offer relating to any Allied Capital Shares has been commenced and Allied Capital has not sent to its stockholders, within 10 business days after its commencement, a statement by its board of directors recommending rejection of such tender or exchange offer, (d) a Takeover Proposal is publicly announced and Allied Capital fails to issue, within 10 business days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of its board of directors or (e) Allied Capital fails to take a vote of its stockholders prior to June 30, 2010; or

(3)
Allied Capital breaches, in any material respect, any of its obligations relating to holding the Allied Capital special meeting and obtaining the approval of its stockholders with respect to the matters to be voted on at such meeting or the "non-solicitation" provisions described in the Ares Capital Merger Agreement.

Pursuant to the Ares Capital Merger Agreement, Allied Capital will be required to pay Ares Capital a $30 million termination fee if Ares Capital terminates the Ares Capital Merger Agreement pursuant to paragraphs (1) (solely to the extent that Allied Capital has committed a willful breach), (2) or (3) above.

If the Ares Capital Merger Agreement is terminated, in no event will the maximum aggregate liability of either Allied Capital or Ares Capital, as the case may be, exceed the amount of the applicable fee above.  The Ares Capital Merger Agreement provides that the sole and exclusive remedy of Allied Capital, Ares Capital, their respective stockholders, Merger Sub and any other person with respect to breach of the Ares Capital Merger Agreement is payment of the applicable fee described above.

WE ARE SOLICITING PROXIES FROM ALLIED CAPITAL STOCKHOLDERS TO VOTE "AGAINST" THE ARES CAPITAL MERGER AGREEMENT AND THE PROPOSED ARES CAPITAL MERGER. WE BELIEVE THE PROPOSED ARES CAPITAL MERGER IS AN UNATTRACTIVE AND INFERIOR DEAL FOR HOLDERS OF ALLIED CAPITAL SHARES AND DOES NOT REPRESENT THE BEST ALTERNATIVE FOR ALLIED CAPITAL. WE BELIEVE OUR OFFER IS A AN ATTRACTIVE AND SUPERIOR ALTERNATIVE FOR ALLIED CAPITAL STOCKHOLDERS.

CERTAIN INFORMATION CONCERNING PROSPECT CAPITAL

Prospect Capital is an externally-managed, non-diversified closed-end management investment company incorporated under the laws of Maryland, with its principal executive offices located at 10 East 40th Street, 44th Floor, New York, NY 10016. The telephone number of Prospect Capital is (212) 448-0702. Prospect Capital lends to and invests in middle-market, privately-held companies. Its investment objective is to generate both current income and long-term capital appreciation through debt and equity investments. Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect Capital invests primarily in senior and subordinated debt and equity of companies in need of capital for acquisitions, divestitures, growth, development, project financing and recapitalization. Prospect Capital works with the management teams or financial sponsors to seek investments with historical cash flows, asset collateral or contracted pro-forma cash flows. Prospect Capital Management LLC manages Prospect Capital's investments, and Prospect Administration LLC provides the administrative services necessary for Prospect Capital to operate. Prospect Capital's shares are traded on the NASDAQ Global Select Market under the symbol "PSEC" and, as of the date preceding the mailing of this Proxy Statement, Prospect Capital had a market capitalization of approximately $[ • ].  As of the date this Proxy Statement was first mailed to Allied Capital's stockholders, Prospect Capital was the beneficial owner of 10,000 Allied Capital Shares acquired in the open market prior to the Record Date, or less than 1% of the outstanding Allied Capital Shares, and Prospect Capital was entitled to vote as to all of the Allied Capital Shares it owns.

Information for each of the directors and executive officers of Prospect Capital who are considered to be participants in this proxy solicitation and certain other information is set forth in Schedule I hereto. Other than as set forth herein, none of Prospect Capital or any of the participants set forth on Schedule I hereto has any interest, direct or indirect, by security holdings or otherwise, in the Proposed Ares Capital Merger.

OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING

In addition to soliciting proxies to approve matters related to the Proposed Ares Capital Merger, the Allied Capital Board is also soliciting proxies for the Special Meeting for a proposal to approve the adjournment of the Allied Capital Special Meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes at the time of the Allied Capital Special Meeting to approve the Ares Capital Merger Agreement and the Proposed Ares Capital Merger (the "Adjournment Proposal"). Because the Adjournment Proposal is designed to facilitate the approval of the Ares Capital Merger Agreement and the Proposed Ares Capital Merger, Prospect Capital recommends voting "AGAINST" this proposal.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR [COLOR] PROXY CARD. THEREFORE, THERE IS NO NEED TO VOTE ON ALLIED CAPITAL'S PROXY CARD.

Other than as set forth above, Prospect Capital is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the [COLOR] proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of Prospect Capital as determined by Prospect Capital in its sole discretion, in which event such persons will vote on such proposals in their discretion.

VOTING PROCEDURES

According to the Allied Capital/Ares Capital N-14, as of February 2, 2010, there were [ • ] Allied Capital Shares entitled to vote at the Special Meeting.

Only holders of record of Allied Capital Shares at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.  Holders of record of Allied Capital Shares on the Record Date are entitled to one vote per share.

Under Allied Capital's bylaws, a quorum is required to be present in order to conduct business at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of Allied Capital Shares entitled to cast a majority of all of the votes entitled to be cast will constitute a quorum for the Special Meeting. Proxies properly executed and marked with a positive vote, a negative vote or an abstention will be considered to be present at the Special Meeting for purposes of determining whether a quorum is present for the transaction of all business at the Special Meeting. However, abstentions and broker non-votes are not counted as votes cast on the matter.

The approval of the Ares Capital Merger Agreement and the Proposed Ares Capital Merger requires the affirmative vote of the holders of two-thirds of Allied Capital's outstanding shares entitled to vote on the matter. Stockholders who abstain, fail to return their proxies or do not otherwise vote, effectively will be voting "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger. Brokers who hold shares of stock in "street-name" cannot vote those shares if the brokers are not provided with voting instructions in accordance with their procedures and this would also be counted as a vote "AGAINST" the Ares Capital Merger Agreement and the Proposed Ares Capital Merger.

The Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by the holders of Allied Capital Shares present in person or represented by proxy at the Special Meeting. Stockholders present in person or represented by proxy at the Special Meeting who abstain will have no effect on the vote on the Adjournment Proposal. It is expected that brokers and other nominees will not have discretionary authority to vote on the proposal to adjourn the Special Meeting. However, broker shares for which written authority to vote has not been obtained will not be treated as votes cast on the matter and will have no effect on the vote on such proposal.

Allied Capital's stockholders (i) may vote "AGAINST" one or both of the proposals, (ii) may abstain from voting on one or both of the proposals or (iii) may vote for one or both of the proposals by marking the proper box on the [COLOR] proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope. If an Allied Capital stockholder returns a [COLOR] proxy card that is signed, dated and not marked with respect to a proposal, that stockholder will be deemed to have voted "AGAINST" the approval of the Ares Capital Merger Agreement and the Proposed Ares Capital Merger and "AGAINST" the Adjournment Proposal.

All Allied Capital Shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the stockholders giving those proxies. Stockholders may also instruct the proxy solicitor on how to cast their vote by calling the proxy solicitor or via the Internet pursuant to the instructions shown on the proxy card.

Under Maryland law and Allied Capital's bylaws, only the matters stated in the notice of special meeting will be presented for action at the Special Meeting or at any adjournment or postponement thereof.

If you hold some or all of your shares in a brokerage account, your broker will not be permitted to vote your shares unless you provide them with instructions on how to vote your shares. For this reason, you should provide your broker with instructions on how to vote your shares or arrange to attend the Special Meeting and vote your shares in person. Stockholders are urged to authorize proxies by telephone or the Internet if their broker has provided them with the opportunity to do so. See your voting instruction form for details. If your broker holds your shares and you attend the Special Meeting and wish to vote in person, please bring a "legal proxy" from your broker authorizing you to vote your shares at the Special Meeting.

With respect to the Ares Capital Merger Agreement and the Proposed Ares Capital Merger, if you do not provide your broker with instructions or attend the Special Meeting, it will have the same effect as a vote "AGAINST" approval of the Ares Capital Merger Agreement and the Proposed Ares Capital Merger.

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY APPEARING AT THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER-DATED PROXY, BY INSTRUCTING THE PROXY SOLICITOR TO CHANGE YOUR VOTE EITHER BY CALLING THE PROXY SOLICITOR OR VIA INTERNET PURSUANT TO THE INSTRUCTIONS SHOWN ON THE PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) PROSPECT CAPITAL, CARE OF INNISFREE M&A INCORPORATED 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10022, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF ALLIED CAPITAL AT 1919 PENNSYLVANIA AVENUE, N.W., WASHINGTON, DISTRICT OF COLUMBIA 20006. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. STOCKHOLDERS WHO HOLD THEIR SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO ALLIED CAPITAL OR ANY

REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO PROSPECT CAPITAL, CARE OF INNISFREE M&A INCORPORATED, AT THE ADDRESS BELOW SO THAT PROSPECT CAPITAL MAY MORE ACCURATELY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING AS SET FORTH ABOVE.

BY EXECUTING THE [COLOR] CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

If you have any questions or require any assistance in voting your Allied Capital Shares, please contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers should call: 212-750-5833
or
Toll Free at: 877-750-9501

DISSENTERS' RIGHTS

Allied Capital's stockholders are not entitled to dissenters' appraisal rights in connection with the Proposed Ares Capital Merger.

SOLICITATION OF PROXIES

Except as set forth below, Prospect Capital will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

Proxies will be solicited by mail, telephone, facsimile, telegraph, the Internet, e-mail, newspapers and other publications of general distribution and in person. Directors and the officers of Prospect Capital listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

Prospect Capital has retained Innisfree M&A Incorporated ("Innisfree") for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Innisfree may receive a fee of up to $100,000. Up to 50 people may be employed by Innisfree in connection with the solicitation of proxies for the Special Meeting. Prospect Capital has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of Prospect Capital may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Special Meeting by or on behalf of Prospect Capital is being borne by Prospect Capital.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2010 ANNUAL MEETING

According to the Allied Capital/Ares Capital N-14, stockholder proposals intended for submission pursuant to Rule 14a−8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for inclusion in Allied Capital's proxy statement and form of proxy for its 2010 annual meeting of stockholders, which will only be held if the merger is not completed, must have been received by Allied Capital on or before November 27, 2009, unless the date of the 2010 annual meeting is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials for the 2010 annual meeting. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Allied Capital Corporation, 1919 Pennsylvania Avenue, N.W., Washington, District of Columbia. 20006, Attention: Corporate Secretary.

Stockholder proposals or director nominations to be presented at the 2010 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Rule 14a−8 under the Exchange Act, must be delivered to, or mailed and received at, the principal executive offices of Allied Capital not less than 90 days nor more than 120 days in advance of the one year anniversary of the date Allied Capital's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. For its 2010 annual meeting of stockholders, which will only be held if the merger is not completed, Allied Capital must have received such proposals and nominations no earlier than November 27, 2009 and no later than December 27, 2009. If the date of the mailing of the notice for the 2010 annual meeting has been changed by more than 30 calendar days from the first anniversary of the date of mailing of the notice for the previous year's annual meeting, stockholder proposals or director nominations must be received no earlier than the 120th day prior to the date of mailing of the notice and no later than the close of business on the later of the 90th day prior to the mailing of the notice or the 10th day following the day on which public announcement of the date of mailing of the notice for the 2010 annual meeting is first made. Such advance notice deadline would also generally be the deadline for "timely" proposals made in accordance with Rule 14a-4(c) under the Exchange Act. Proposals must also comply with the other requirements contained in Allied Capital's bylaws, including supporting documentation and other information. Proxies solicited by Allied Capital will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Such forward-looking statements may relate to us and/or our industry and address matters that involve risks and uncertainties. Forward-looking statements reflect our current views and assumptions with respect to future events, operations, business plans, business and investment strategies and portfolio management, the performance of our investments and our investment management business and the economy. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes,” “currently anticipates,” “currently believes” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation: our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; difficulty in obtaining financing or raising capital, especially in the current credit and equity environment; the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets; adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise; a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us; our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company; the adequacy of our cash resources and working capital; the timing of cash flows, if any, from the operations of our portfolio companies; the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments; authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board, the Securities and Exchange Commission, Internal Revenue Service, the NASDAQ Stock Market, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business; our ability to manage future growth; our dependence on Prospect Capital Management’s key management personnel; the highly competitive market for investment opportunities in which we operate; uncertainty as to the value of our portfolio investments; additional risks to which senior securities, including debt, expose us; changes in interest rates; our need to raise additional capital to grow because of the requirement that we distribute most of our income; the lack of liquidity in our investments; fluctuations in our quarterly results; fluctuations in our net asset value; potential conflicts of interest and their impact on investment returns; our incentive fee’s impact on the types of investments made by Prospect Capital Management; changes in laws or regulations; risks relating to our operation as a business development company; risks relating to our investments and securities; the integration of Patriot Capital Funding, Inc. or other businesses we acquire or new business ventures we may start; uncertainty as to whether Allied Capital will enter into and consummate the proposed transaction with Prospect Capital on the terms set forth in our offer; and the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in our filings with the SEC. You should not place undue reliance on these forward-looking statements, which apply only as of the date of such filings.

OTHER INFORMATION

The information concerning Allied Capital and the Proposed Ares Capital Merger contained herein has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although Prospect Capital has no knowledge that would indicate that statements relating to Allied Capital or the Ares Capital Merger Agreement contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the full books and records of Allied Capital, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, Prospect Capital does not take any responsibility for the accuracy or completeness of such information or for failure by Allied Capital to disclose events that may have occurred and may affect the significance or accuracy of any such information.

Pursuant to Rule 14a-5 promulgated under the Exchange Act, reference is made to the joint proxy statement/prospectus included in the Allied Capital/Ares Capital N-14 for information concerning the Ares Capital Merger Agreement, the Proposed Ares Capital Merger, financial information regarding Ares Capital, Allied Capital and the proposed combination of Ares Capital and Allied Capital, the proposals to be voted upon at the Special Meeting, the Allied Capital Shares, the beneficial ownership of Allied Capital Shares by the principal holders thereof, the name and addresses of Allied Capital's investment advisors and administrators, how to obtain copies of Allied Capital's annual reports, other information concerning Allied Capital's management, the procedures for submitting proposals for consideration at the next annual meeting of stockholders of Allied Capital and certain other matters regarding Allied Capital and the Special Meeting. See Schedule II for information regarding persons who own more than 5% of the Allied Capital Shares and the ownership of the Allied Capital Shares by the management of Allied Capital. Prospect Capital assumes no responsibility for the accuracy or completeness of any such information.

WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM ALLIED CAPITAL. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY ALLIED CAPITAL, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD TODAY. THEREFORE, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED [COLOR] PROXY CARD TO US.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE ALLIED CAPITAL BOARD BY VOTING "AGAINST" EACH PROPOSAL AND SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD TODAY.

IF AN ALLIED CAPITAL STOCKHOLDER RETURNS A [COLOR] PROXY CARD THAT IS SIGNED, DATED AND NOT MARKED WITH RESPECT TO A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE VOTED "AGAINST" SUCH PROPOSAL.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

PROSPECT CAPITAL CORPORATION
[ • ], 2010

IMPORTANT VOTING INFORMATION

1.      If your Allied Capital Shares are held in your own name, please sign, date and return the enclosed [COLOR] proxy card to Prospect Capital, care of Innisfree, in the postage-paid envelope provided.

2.      If your Allied Capital Shares are held in "street-name," only your broker or bank can vote your Allied Capital Shares and only upon receipt of your specific instructions. If your Allied Capital Shares are held in "street-name," deliver the enclosed [COLOR] proxy card to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a [COLOR] proxy card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Prospect Capital, care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, at 212-750-5833, so that Prospect Capital will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3.      Do not sign or return any [ALD COLOR] proxy card you may receive from Allied Capital. If you have already submitted a [ALD COLOR] proxy card, it is not too late to change your vote — simply sign, date and return the enclosed [COLOR] proxy card. Only your latest dated proxy will be counted.

4.      Only Allied Capital's stockholders of record on February 2, 2010 are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his or her Allied Capital Share(s) signs, dates, and returns the enclosed [COLOR] proxy card as soon as possible.

If you have any questions or require any assistance in voting your Allied Capital Shares, please contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers should call: 212-750-5833
or
Toll Free at: 877-750-9501

THE PROSPECT CAPITAL MERGER OFFER DESCRIBED IN THIS PROXY STATEMENT MAY BECOME THE SUBJECT OF A REGISTRATION STATEMENT ON FORM N-14 FILED WITH THE SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH REGISTRATION STATEMENT, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS THERETO IF AND WHEN THEY BECOME AVAILABLE BECAUSE EACH WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY PROSPECT CAPITAL WITH THE SEC AT THE SEC'S WEBSITE (www.sec.gov) OR BY DIRECTING SUCH REQUESTS TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NY 10022, AT 212-750-5833.

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
OF PROSPECT CAPITAL WHO ARE PARTICIPANTS

1.	Directors and Executive Officers of Prospect Capital Who are Participants.

The following table sets forth certain information with respect to each director and executive officer of Prospect Capital that is a participant in the solicitation. Unless otherwise indicated, the current business address of each person is 10 East 40th Street, 44th Floor, New York, NY 10016 and the current business telephone number is (212) 448-0702. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with Prospect Capital.

DIRECTORS

Name and Current Business Address	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years and Business Address Thereof, Citizenship

John F. Barry III
Mr. Barry is chairman of the Board of Directors, and Chief Executive Officer of Prospect Capital and is a control person of Prospect Capital Management LLC and a managing director of Prospect Administration LLC. He is the chairman of Prospect Capital's investment committee and has been an officer of Prospect Capital since 1990. Mr. Barry has been the Managing Director and Chairman of the Investment Committee of Prospect Capital Management LLC and Prospect Administration LLC since June 2004. He has also served on the boards of directors of twelve private and public Prospect Capital portfolio companies. Mr. Barry has served on the board of advisors of USEC Inc., a publicly-traded energy company. Mr. Barry has served as chairman and chief executive officer of Bondnet Trading Systems. From 1988 to 1989, Mr. Barry managed the investment bank of L.F. Rothschild & Company, focusing on private equity and debt financings for energy and other companies. From 1983 to 1988, Mr. Barry was a senior investment and merchant banker at Merrill Lynch & Co., where he was a founding member of the project finance group, executing more than $4 billion in energy and other financings. From 1979 to 1983, he was a corporate securities attorney at Davis Polk & Wardwell, where he advised energy companies and their commercial and investment bankers. From 1978 to 1979, Mr. Barry served as a law clerk to Circuit Judge, formerly Chief Judge J. Edward Lumbard of the U.S. Court of Appeals for the Second Circuit in New York City. Mr. Barry is chairman of the board of directors of the Mathematics Foundation of America, a non-profit foundation which enhances opportunities in mathematics education for students from diverse backgrounds. Mr. Barry received his JD cum laude from Harvard Law School, where he was an editor of the Harvard Law Review, and his Bachelor of Arts magna cum laude from

Princeton University, where he was a University Scholar.

M. Grier Eliasek
Mr. Eliasek is a director, President and Chief Operating Officer of Prospect Capital and a managing director of Prospect Capital Management LLC and Prospect Administration LLC. At Prospect Capital, Mr. Eliasek is responsible for various administrative and investment management functions and leads and supervises other Prospect Capital professionals in origination and assessment of investments. Mr. Eliasek has served as a senior investment professional at Prospect Capital since 1999. Prior to joining Prospect Capital, he assisted the chief financial officer of Amazon.com in 1999 in corporate strategy, customer acquisition, and new product launches. From 1995 to 1998, Mr. Eliasek served as a consultant with Bain & Company, a global strategy consulting firm, where he managed engagements for companies in several different industries. At Bain, Mr. Eliasek analyzed new lines of businesses, developed market strategies, revamped sales organizations and improved operational performance. Mr. Eliasek received his MBA from Harvard Business School. Mr. Eliasek received his Bachelor of Science in Chemical Engineering with Highest Distinction from the University of Virginia, where he was a Jefferson Scholar and a Rodman Scholar.

Graham D.S. Anderson
Mr. Anderson is a director of Prospect Capital. He has served as a General Partner with Euclid SR Partners since 2000 and prior to that from 1996 until the end of 2000 was a General Partner with Euclid Partners. Mr. Anderson serves as a member of the Board of Directors of Acurian, Inc. (a clinical trial recruitment company), FatWire Software Corp. (a web content management company), iJet Risk Management (an operational risk management information company), Plateau Systems Limited (a human capital management software company) and SkinMedica Inc. (a dermatology and cosmeceuticals company).

Andrew C. Cooper
Mr. Cooper is a director of Prospect Capital. He has 24 years of experience in growth company management, venture investing and investment banking. He has a wide range of operational, marketing, technology, and debt and equity capital raising expertise. Mr. Cooper is an entrepreneur, who over the last 11 years has founded, built, run and sold three companies. Prior to that, Mr. Cooper focused on venture capital and investment banking for Morgan Stanley for 14 years. He is Co-Chief Executive Officer of Unison Site Management, Inc., a specialty finance company focusing on cell site easements, and Executive Director of Brand Asset Digital, a digital media marketing and distribution company. His current Board appointments include Unison Site Management, LLC, Brand Asset Digital, LLC and Aquatic Energy, LLC.

Eugene S. Stark
Mr. Stark is a director of Prospect Capital. He has served as Principal Financial Officer, Chief Compliance Officer and Vice President—Administration of General American Investors Company, Inc. from May 2005 to the present. Prior to his role with General American Investors Company, Inc., Mr. Stark served as the Chief Financial Officer of Prospect Capital from January 2005 to April 2005. From May 1987 to December 2004 Mr. Stark served as Senior Vice President (division level) and Vice President (corporate level) with Prudential Financial, Inc. in various financial management positions. Mr. Stark serves as a member of the Board of Directors of Prospect Capital Funding LLC, a wholly-owned subsidiary of Prospect Capital Corporation, and sits on the Board of Trustees and is a Member of the Finance Committee of Mount Saint Mary Academy.

PARTICIPANT EXECUTIVE OFFICERS

Name and Current Business Address	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years and Business Address Thereof, Citizenship

John F. Barry III	Chief Executive Officer. For biographical information see under "Directors" above.

M. Grier Eliasek	President and Chief Operating Officer. For biographical information see under "Directors" above.

Brian H. Oswald
Mr. Oswald is Chief Financial Officer, Chief Compliance Officer, Secretary and Treasurer of Prospect Capital. He began his career at KPMG Peat Marwick, where he held various positions over his ten-year tenure, finishing as Senior Manager in the financial institutions group. During his time at KPMG, he served as the reviewing senior manager for several initial public offerings of financial institutions. After KPMG, Mr. Oswald served as the Executive Vice President and President of Gloversville Federal Savings and Loan Association, served as the Director of Financial Reporting and Subsidiary Accounting for River Bank America and served as the Corporate Comptroller for Magic Solutions, Inc. In each of these positions, Mr. Oswald instituted significant operational changes and was instrumental in raising additional equity for River Bank America. From 2003 to 2005, Mr. Oswald led Capital Trust, Inc., a self-managed finance and investment management REIT which specializes in credit-sensitive structured financial products, as Chief Financial Officer. From 1997 to 2003, he served as Chief Accounting Officer for Capital Trust. Prior to joining Prospect Capital, Mr. Oswald spent two years in the Structured Finance Division of GSC Group, serving as Managing Director of Finance for this asset management company. As GSC, Mr. Oswald managed the finances for a

REIT, two hedge funds and thirteen CDOs. Mr. Oswald joined Prospect Capital on June 16, 2008. Mr. Oswald is a licensed Certified Public Accountant in the States of New York and Pennsylvania, and is a Certified Management Accountant. He also serves as a board member of RMJ Laboratories, Inc.

SCHEDULE II

THE FOLLOWING TABLE IS REPRINTED FROM THE ALLIED CAPITAL / ARES CAPITAL N-14 FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF ALLIED CAPITAL

According to the Allied Capital/Ares Capital N-14 filed with the SEC, to Allied Capital's knowledge, as of January 15, 2010, there were no persons that owned 25% or more of Allied Capital's outstanding voting securities and no person would be deemed to control Allied Capital, as such term is defined in the Investment Company Act.

The following table sets forth, as of January 15, 2010, each stockholder who owned more than 5% of Allied Capital's outstanding shares of common stock, each director, each named executive officer of Allied Capital and directors and executive officers as a group. Based upon Schedule 13G and other filings with the SEC, no stockholder owned more than 5% of Allied Capital's outstanding shares of common stock as of January 15, 2010. Unless otherwise indicated, Allied Capital has stated that it believes that each beneficial owner set forth in the table has sole voting and investment power. Certain shares beneficially owned by Allied Capital's directors and executive officers may be held in accounts with third-party brokerage firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such brokerage firm's policies.

Allied Capital's directors are divided into two groups—interested directors and independent directors. Interested directors are "interested persons" as defined in Section 2(a)(19) of the Investment Company Act.

Name of Beneficial Owner	Number of Shares Owned Beneficially(1)(3)	Percentage of Class(2)
Interested Directors
William L. Walton(4)	2,319,863	1.29%
John M. Scheurer(5)	1,299,407	*
Joan M. Sweeney(6)	1,147,761	*
Robert E. Long(7)	50,435	*

Independent Directors:
Ann Torre Bates(8)	50,044	*
Brooks H. Browne(9)	104,236	*
John D. Firestone(10)	87,231	*
Anthony T. Garcia(11)	94,083	*
Lawrence I. Hebert(12)	57,500	*
Edward J. Mathias(13)	44,936	*
Alex J. Pollock(14)	53,823	*
Marc F. Racicot(15)	26,338	*
Laura W. van Roijen(16)	93,289	*

Named Executive Officers:
Penni F. Roll(17)	1,137,879	*
Daniel L. Russell(18)	1,028,605	*
Robert D. Long(19)	424,954	*
All directors and executive officers as a group (22 in number)	10,227,122	5.50%

*      Less than 1%

(1)  Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.

(2)  Based on a total of 179,940,040 shares of Allied Capital common stock issued and outstanding on January 15, 2010 and 6,069,872 shares of Allied Capital common stock issuable upon the exercise of stock options exercisable within 60 days held by each executive officer and non-officer director.

(3)  Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.

(4)  Includes 1,209,596 shares owned directly and 1,077,667 options exercisable within 60 days of January 15, 2010. Also includes 14,122 shares allocated to the Allied Capital 401(k) Plan and 15,815 shares held in IRA or Keogh accounts. Of the shares listed, 2,150 are held in margin accounts or otherwise pledged.

(5)  Includes 353,548 shares owned directly and options to purchase 722,834 shares exercisable within 60 days of January 15, 2010. Also includes 150,000 shares held in a trust and 73,025 shares allocated to the Allied Capital 401(k) Plan. Of the shares listed, 353,548 are held in margin accounts or otherwise pledged.

(6)  Includes 728,031 shares owned directly and options to purchase 389,263 shares exercisable within 60 days of January 15, 2010. Also includes 30,467 shares allocated to the Allied Capital 401(k) Plan. Of the shares listed, 158,659 are held in margin accounts or otherwise pledged.

(7)  Includes options to purchase 30,000 shares exercisable within 60 days of January 15, 2010. Of the shares listed, 20,005 are held in margin accounts or otherwise pledged.

(8)  Includes 7,250 shares held in IRA or Keogh accounts, options to purchase 30,000 shares exercisable within 60 days of January 15, 2010 and 7,000 shares held by Ms. Bates' spouse. Also includes 3,499 shares held in a revocable trust and 700 shares held in an IRA account by Ms. Bates' father over which Ms. Bates has power-of-attorney.

(9)  Includes 12,280 shares held in IRA or Keogh accounts, 2,000 shares held by Mr. Browne's spouse and options to purchase 40,000 shares exercisable within 60 days of January 15, 2010. Of the shares listed, 9,500 are held in margin accounts or otherwise pledged.

(10)  Includes 9,415 shares held in IRA or Keogh accounts and includes options to purchase 35,000 shares exercisable within 60 days of January 15, 2010.

(11)  Includes options to purchase 20,000 shares exercisable within 60 days of January 15, 2010.

(12)  Includes 9,529 shares held in IRA or Keogh accounts, 9,000 shares held in a revocable trust and options to purchase 20,000 shares exercisable within 60 days of January 15, 2010.

(13)  Includes 33,000 shares held in IRA or Keogh accounts and includes options to purchase 10,000 shares exercisable within 60 days of January 15, 2010.

(14)  Includes 4,000 shares held in IRA or Keogh accounts, 200 shares held by Mr. Pollock's son in a custodial account for which Mr. Pollock serves as custodian and options to purchase 20,000 shares exercisable within 60 days of January 15, 2010.

(15)  Includes options to purchase 10,000 shares exercisable within 60 days of January 15, 2010.

(16)  Includes 16,224 shares held in IRA or Keogh accounts and options to purchase 50,000 shares exercisable within 60 days of January 15, 2010.

(17)  Includes 236,327 shares owned directly and options to purchase 878,845 shares exercisable within 60 days of January 15, 2010 and 22,707 shares allocated to the Allied Capital 401(k) Plan. Of the shares listed, 1,100 are held in margin accounts or otherwise pledged.

(18)  Includes 83,873 shares owned directly and options to purchase 944,732 shares exercisable within 60 days of January 15, 2010.

(19)  Includes 370,593 shares owned directly and 50,361 shares held in IRA or Keogh accounts and 4,000 shares held in a trust. Effective September 14, 2009, Mr. Long was no longer employed by Allied Capital.

IMPORTANT

If your Allied Capital Shares are held in your own name, please sign, date and return the enclosed [COLOR] proxy card today. If your shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed [COLOR] proxy card to your broker or bank and contact the person responsible for your account to ensure that a [COLOR] proxy card is voted on your behalf.

We urge you not to sign any proxy card you may receive from Allied Capital, even as a protest vote.

If you have any questions or require any assistance in voting your Allied Capital Shares, please contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers should call: 212-750-5833
or
Toll Free at: 877-750-9501

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION, DATED JANUARY 29, 2010

PROXY CARD

YOUR VOTE IS IMPORTANT
Please complete, date, sign and mail your proxy card in the envelope provided as soon as possible.

If you have any questions or require any assistance in executing your proxy, please call:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers should call (212) 750-5833 or Toll-free at (877) 750-9501

THIS PROXY IS SOLICITED BY PROSPECT CAPITAL CORPORATION IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF
ALLIED CAPITAL CORPORATION ("ALLIED CAPITAL" OR THE "COMPANY")
FOR THE ALLIED CAPITAL CORPORATION SPECIAL MEETING
TO BE HELD ON MARCH 26, 2010

The undersigned, a holder of Common Shares  of Allied Capital Corporation (the "Allied Capital Shares"), held of record on February 2, 2010, acknowledges receipt of the Proxy Statement of Prospect Capital Corporation dated [ ], 2010, and the undersigned revokes all prior proxies delivered in connection with the Special Meeting of Stockholders of Allied Capital (the "Special Meeting") to approve the merger of ARCC Odyssey Corp., a wholly owned subsidiary of Ares Capital Corporation, with and into Allied Capital Corporation and to approve the Agreement and Plan of Merger, as such agreement may be amended from time to time, dated as of October 26, 2009, among Allied Capital Corporation, Ares Capital Corporation and ARCC Odyssey Corp. (the "Agreement and Plan of Merger"), and certain other related proposals in connection with the Agreement and Plan of Merger and appoints [ ] and [ ] and/or each of them, with full power of substitution, proxies for the undersigned to vote all Allied Capital Shares which the undersigned would be entitled to vote at the Special Meeting, to be held on Friday, March 26, 2010, at 10:00 a.m. Eastern Time. at [    •    ], Washington, District of Columbia, and any adjournment or postponement thereof, and instructs said proxies to vote as follows:

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED THIS PROXY CARD, THIS PROXY WILL BE VOTED "AGAINST" EACH OF THE PROPOSALS.  IN ADDITION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

YOUR VOTE IS IMPORTANT – PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

VOTE BY INTERNET — [ ]
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut–off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — [TELEPHONE NUMBER]
Use any touch–tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut–off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage–paid envelope we have provided or return it to Prospect Capital Corporation, c/o Innisfree M&A Incorporated at the address specified above.

Proposals
	For	Against	Abstain
1.
To consider and vote upon a proposal to approve the merger of ARCC Odyssey Corp., a wholly owned subsidiary of Ares Capital Corporation, or "Ares Capital," with and into Allied Capital and to approve the Agreement and Plan of Merger, as such agreement may be amended from time to time, dated as of October 26, 2009, among Allied Capital, Ares Capital and ARCC Odyssey Corp.
	☐	☐	☐
	For	Against	Abstain
2.
To consider and vote upon a proposal to approve the adjournment of the Allied Capital special meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes at the time of the Allied Capital special meeting to approve the foregoing proposal.
	☐	☐	☐

IMPORTANT: Please sign your name(s) exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.

Signature [PLEASE SIGN WITHIN BOX] Date